Exhibit 8.1

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

March 31, 2017

STORE Capital Corporation
8501 East Princess Drive, Suite 190
Scottsdale, Arizona 85255

Re:	Material United States Federal Income Tax Considerations

Ladies and Gentlemen:

In connection with the issuance and sale by STORE Capital Corporation, a Maryland corporation (the “Company”), of 9,947,500 shares of common stock, par value $0.01 per share, of the Company pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated March 27, 2017, by and among the Company, Goldman, Sachs & Co. and Morgan Stanley & Co. as representatives of the several underwriters named on Schedule I to the Underwriting Agreement (the “Underwriters”), we have been requested by the Company to issue opinions as to whether, (i) commencing with its taxable year ended December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation as described in the Company’s base prospectus (the “Base Prospectus”) related to the registration statement on Form S-3 (registration no. 333-208283), dated December 1, 2015 (the “Registration Statement”), as supplemented by the Company’s preliminary prospectus supplement, dated March 27, 2017 (such preliminary prospectus supplement, together with the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein, the “Preliminary Prospectus”) and by the Company’s prospectus supplement, dated March 27, 2017 (such prospectus supplement, together with the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein, the “Prospectus”)  will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) the statements contained in the section of the Preliminary Prospectus and the Prospectus entitled “Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Company’s Articles of Amendment and Restatement in effect as of the date hereon (the “Articles”);

(2)	the Company’s Amended and Restated Bylaws in effect as of the date hereof (the “Bylaws”);

(3)	the Prospectus;

(4)	the Underwriting Agreement; and

(5)	such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the certificate issued by the Company, dated as of the date thereof, executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and proposed operation of the Company and its subsidiaries.

For purposes of our opinions, we have not made an independent investigation of all of the facts set forth in the documents we reviewed.  We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.  Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct.  Any alteration of such facts may adversely affect our opinions.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms.  We have also assumed the genuineness of  all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents have been or will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions.  In addition, the opinions are based on the assumption that the Company and its subsidiaries (if any) will each be operated in the manner described in the Articles, the Bylaws and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions.  Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable.  Moreover, the qualification and taxation of the Company as REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned.  Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that (i) commencing with the Company’s taxable year ended December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as REIT under the Code, and its proposed method of operation as described in the Preliminary Prospectus and the Prospectus will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) the statements contained in the section of the Preliminary Prospectus and the Prospectus entitled “Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion.  Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

As noted in the Preliminary Prospectus and the Prospectus, the Company’s qualification and taxation as a REIT depends upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, distribution levels and diversity of stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

This opinion is being furnished to you for submission to the Securities and Exchange Commission (“SEC”) as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as provided in the last paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written permission, except as required by law.  This opinion speaks as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement with the SEC and to the reference to our firm under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement.  In giving our consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)